Exhibit 10.2

Private & Confidential

July 29th 2014

Mr. Alfredo Nunez
Mr. Luis Roberto Perez Aguirre
Mr. Manuel Cardenas

Services Agreement with Helios Energia Inc. (the "Services Agreement")

Dear Alfredo, Luis Roberto and Manuel,

Further to our recent conversations and correspondence between Helios Energia Ltd (“Helios”) and VES CAP I, S.A. de C.V. ("VES CAPITAL") together referred to as the "Parties;" Helios is pleased to offer to VES, the sale of ALL of its common shares held in the United States publicly registered company "Accelerated Acquisitions XXI" with CIK No. 0001542626 aka (HELIOS ENERGIA INC.) equal to 23,350,000 (twenty three million three hundred and fifty thousand common shares.)

Helios agrees as well, to provide certain advisory services to VES CAPITAL and any associated or related companies as advised by VES CAPITAL to Helios in writing from time to time ("the Agreement") in order to provide investment origination and assist VES with the overall structuring of a potential "private investment, public exit" or "PIPE"; as well as to assist VES with your asset valuations and all other requisite procedures for compliance with United States and SEC requirements for a successful transaction. Helios Energia Ltd shall perform its best efforts to achieve a satisfactory investment in the newly acquired company by VES Capital, using all of its resources.

1.	Scope and Terms of Engagement

The services to be provided under this Agreement (the "Services") relate to:

a.	-	Signature of the Helios Energia Inc. sale/purchase documentation
b.	-	Drafting and filing of the requisite 8-K change of control with SEC
c.	-	Transfer to VES of ALL common shares held by Helios Energia Ltd
d.	-	Assistance with buy-back of remaining 6% from U.S. minority holder
e.	-	Assistance and completion of all SEC required filings for compliance
e.	-	Financial Modeling and Investor Presentations, Introductions
f.	-	Continued and good faith efforts to achieve successful investment

2.	Terms of Reference

Following formal acceptance of this letter of engagement by VES CAPITAL, Helios will provide the Services but Helios will not be responsible for providing or obtaining on VES CAPITAL's behalf any accounting, legal or other specialist advice (other than the advice set out in the best efforts course of performance of this agreement.)

3.Payment Terms

VES CAPITAL agrees to execute the documents related to the formal sale/purchase of Helios Energia Inc., and which documents have been circulated and are currently in possession by VES, who acknowledges that in order to pursue this transaction, there is a need to complete, sign and file several different documents (referred to collectively as the "Document Package.") with the SEC.

Based on our conversations and our mutual best interest, Helios Energia Ltd hereby agrees in principle to the following terms, which shall be the basis upon which formal closing documents shall be prepared.

Price:	US$100,000 for ALL common shares held by Helios Energia Ltd (One hundred thousand United States Dollars in CASH.)

Payment:	VES shall transfer in immediately available and good cleared funds to the electronic wire instructions of Helios Energia, as follows:

a.- US$10,000 (ten thousand dollars) upon signature of this  Services Agreement as a down payment on the Purchase/Sale  transaction.

US$25,000 (twenty five thousand dollars) upon signature of the Subscription Agreement and this document to the electronic wire instructions of Helios Energia Ltd in London.

b.- US$65,000 (sixty five thousand dollars) upon satisfaction of the conditions set forth in the Subscription Agreement and also as written herein above, in good faith by both parties.

Payment by VES of the Fees shall be made by electronic wire transfer to the Helios banking instructions as follows:

Hold-back:
Helios offers to VES in good-faith, to "hold-back" the as a "performance guarantee" a total of no more than US$35,000 (thirty five thousand dollars) until VES is satisfied that ALL SEC compliance and accounting has been completed by Helios Energia Ltd, pursuant to a good faith sale/purchase.

4.Governing Law

The governing law of this Agreement shall be the Laws of the United States of America and the Parties agree that  courts of the State of Delaware shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.

The requisite SEC "Document Package" as well as the sale/purchase agreements shall be governed by United States Laws, without regards to ANY conflict of laws, in which case they shall inure in benefit of both parties. All compliance shall be pursuant to the Frank-Dodd United States Act of Congress and both parties agree and accept to pursue in good faith all provisions of Law as may be required by the SEC.

Please return to us a scanned copy and an original copy, mailed by overnight courier to our London registered office at 108 West 13th Street, Wilmington Delaware as our   U.S. registered office; with copies to Woodberry Grove 2 ground floor, N12 0DR as our registered address in England with Companies House and with HMRC, for full compliance with United Kingdom taxation and other related laws.

We look forward to the opportunity of working together on this exciting transaction.

Sincerely,

/s/ Floren Cabrera F. de Teresa
Floren Cabrera F. de Teresa
Chief Executive Officer
Helios Energia Limited
Helios Energia Inc.

ACCEPTED AND AGREED:
By and on Behalf of VES Capital "VES"

/s/ Alfredo Nunez
Mr. Alfredo Nunez

/s/ Manuel Cardenas
Mr. Manuel Cardenas